UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

KB HOME
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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The definitive additional materials filed herewith include an e-mail message sent by KB Home’s President and Chief Executive Officer to KB Home employees on February 22, 2013, and a stockholder letter from KB Home’s President and Chief Executive Officer.

Employee E-Mail Message

Subject:     KB Home Annual Meeting - Your Vote and Support Matter!
Dear KB Home Team:
On Thursday, April 4, 2013, we will hold our Annual Meeting of Stockholders at our corporate office. You can find the proxy materials for the meeting online at http://www.kbhome.com/investor/proxy.
Many of you will have the opportunity to vote on the three items of business being considered at the meeting, and your vote is very important.
If on February 8, 2013, you held KB Home stock, had stock options and/or had investments in the KB Home Common Stock Fund in our 401(k) Savings Plan, you will receive a voting instruction form or a notice card with instructions on how to access the proxy materials and vote. Depending on your holdings, including any in a personal brokerage or bank account, you may receive more than one voting instruction form or notice card, and they may be sent to you electronically.
Please look for your voting instruction form(s) or notice card(s) in the mail or in your e-mail account(s). Each voting instruction form or notice card will have the control numbers you need to vote. If you receive a notice card, you will not receive a paper or e-mail copy of the proxy materials unless you request a copy by following the instructions provided on your notice card. If you receive a paper or e-mail copy of the proxy materials, your control numbers will be on the voting instruction form or in the e-mail you receive. Use the control numbers provided on each voting instruction form, notice card or e-mail you receive.
For the reasons discussed in the proxy materials, I encourage you to vote

•	FOR the election of our directors

•	FOR the advisory vote on named executive officer compensation

•	FOR ratifying the appointment of our independent registered public accounting firm

To ensure your vote is counted, please vote as soon as possible.

If you have any questions about voting or the about the Annual Meeting, please contact our Corporate Secretary.

Thank you for your support.

A LETTER FROM KB HOME PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Fellow KB Home Stockholders:

Since KB Home’s founding in 1957, the Company has successfully overcome the challenges of many housing cycles. Over the course of the past few years, we have navigated through arguably the most significant housing downturn on record. Throughout this housing cycle, we have remained consistent in our focus on long term priorities that are essential to the Company’s future success and stockholder value. Operational priorities included: delivering world class customer service, differentiating and advancing our brand, enhancing and refining our business strategies, retaining key leadership both at the corporate level and in our individual markets, and maintaining a strategic growth platform for when the markets recovered. From a financial perspective, we prioritized restoring profitability without compromising on our long term objectives, aligning our overhead with today’s market realities, insuring adequate liquidity to support our business needs and opportunities, and investing in new communities in key strategic locations.

2012 proved to be the important transition year for KB Home, as our strategic priorities have now successfully repositioned the Company for profitability. We generated a net profit in both the third and fourth quarters of 2012, and continue to advance toward full year profitability in 2013. Furthermore, now that we are on the threshold of full year profitability, and housing markets are moving into recovery, we have the confidence to once again drive accelerated topline growth as well.

In 2012, our year-over-year revenues increased 19%, as a result of an increase in deliveries and the average selling price of our homes. We have achieved this revenue growth by successfully executing on our strategy to open new communities in highly desirable land-constrained submarkets, where home prices and household incomes are typically higher. These new communities are attracting home buyers that are selecting larger Built to Order™ homes, and investing in more structural options. Having said this, I want to reinforce that our long-term strategy of targeting first time homebuyers has not changed. Even at these higher price points, our sales per community remain one of the best in the industry. As 2012 came to a close, we ended with an average sales price that had increased by 10%, at more than $246,000, versus the prior year, and we reported quarterly sequential improvement in nearly all financial metrics. We ended the year with strong momentum, posting a year-over-year increase in backlog of 35%, at $619 million, the highest year-end level since 2007.

Given our steady progress toward achieving profitability, we expanded our focus in 2012 to also include accelerated growth. During our second quarter earnings call, I announced our “Going on Offense” initiative, which became the rallying cry for the organization.

The foundation of our strategy is the continued commitment to our KBnxt business model.  Our vision of “One Team, One Goal, One Way” reinforces speed and consistent execution across our system, as we rely on market-based facts to identify new community locations, floorplans and features our buyers prefer. An important component of our business model is our unique Built to Order approach to home buying, which offers our customers a compelling value for the home they choose and the ability to customize to their lifestyle and budget at our KB Home Studios.

We further enhance the value of our new homes through our continued focus on being a leader in energy efficiency and sustainable practices. We are constantly striving to introduce additional energy efficient features and options, helping consumers save on the total cost of homeownership. This is truly a key differentiator for KB Home.

In addition to the strong response to our products from our homebuyers, our energy efficiency and sustainability initiatives are being recognized nationally. In 2012, for the second year in a row, we were the only builder to be named both an EPA WaterSense Partner of the Year, and an EPA ENERGY STAR® Sustained Excellence award winner -- the highest honors bestowed by the U.S. Environmental Protection Agency. These are just two of the many awards we received across the country. While this recognition enhances our brand, it is our view that these sustainability efforts are the right thing to do for our customers, our employees, and our planet.

As we enter 2013, we believe we are well-positioned for a full year of growth and profitability. We are encouraged that the national economy is continuing its moderate improvement, and believe that the new home construction industry is once again positioned to play its vital role of being a job creator and leading sector in the full recovery.

I would like to recognize the hard-working and talented employees of KB Home who have worked tirelessly to enable our consumers to achieve the dream of homeownership, while generating a 98% total stockholder return during the 2012 fiscal year.

We are very excited about our future. There has never been a better time to buy a new home, with interest rates at all-time lows, attractive pricing, and rent levels in most markets making the out-of-pocket expenses of homeownership more affordable than rent.

I would like to thank you for your continued confidence and investment in KB Home.

Sincerely,

Jeffrey T. Mezger
President and Chief Executive Officer
KB Home

Forward-Looking and Cautionary Statements
Certain matters discussed in the materials filed herewith, including any statements that are predictive in nature or concern future market and economic conditions, business and prospects, our future financial and operational performance, or our future actions and their expected results are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and projections about future events and are not guarantees of future performance. We do not have a specific policy or intent of updating or revising forward-looking statements. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. The most important risk factors that could cause our actual performance and future events and actions to differ materially from such forward-looking statements include, but are not limited to the following: general economic, employment and business conditions; adverse market conditions, including an increased supply of unsold homes, declining home prices and greater foreclosure and short sale activity, among other things, that could result in, among other negative impacts on our consolidated financial statements, additional impairment or land option contract abandonment charges, lower revenues and operating and other losses; conditions in the capital, credit and financial markets (including mortgage lending standards, the availability of mortgage financing and mortgage foreclosure rates); material prices and availability; labor costs and availability; changes in interest rates; inflation; our debt level, including our ratio of debt to total capital, and our ability to adjust our debt level, maturity schedule and structure and to access the equity, credit, capital or other financial markets or other external financing sources, including raising capital through the public or private issuance of common stock, debt or other securities, and/or obtaining a credit or similar facility or project financing, on favorable terms; weak or declining consumer confidence, either generally or specifically with respect to purchasing homes; competition for home sales from other sellers of new and resale homes, including lenders and other sellers of homes obtained through foreclosures or short sales; weather conditions, significant natural disasters and other environmental factors; government actions, policies, programs and regulations directed at or affecting the housing market (including, but not limited to, the 2010 Dodd-Frank Wall Street Reform and Consumer Protection Act, tax credits, tax incentives and/or subsidies for home purchases, tax deductions for mortgage interest payments and property taxes, tax exemptions for profits on home sales, and programs intended to modify existing mortgage loans and to prevent mortgage foreclosures), the homebuilding industry, or construction activities; decisions by lawmakers on federal fiscal policies, including those relating to taxation and government spending; the availability and cost of land in desirable areas; our warranty claims experience with respect to homes previously delivered and actual warranty costs incurred; legal or regulatory proceedings or claims; our ability to use/realize the net deferred tax assets we have generated; our ability to successfully implement our current and planned product, geographic and market positioning (including, but not limited to, our efforts to expand our inventory base/pipeline with desirable land positions or interests at reasonable cost and to expand our community count, open additional new home communities for sales and sell higher-priced homes and more design options, and our operational and investment concentration in markets in California and Texas), revenue growth, asset optimization, asset activation, local field management and talent investment, and overhead and other cost management strategies and initiatives; consumer traffic to our new home communities and consumer interest in our product designs and offerings, particularly higher-income consumers; cancellations and our ability to realize our backlog by converting net orders to home deliveries; our home sales and delivery performance in key markets in California and Texas; the manner in which our homebuyers are offered and whether they are able to obtain mortgage loans and mortgage banking services, including from our preferred mortgage lender, Nationstar Mortgage LLC; the performance of Nationstar as our preferred mortgage lender; information technology failures and data security breaches; and other events outside of our control. Please see our periodic reports and other filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended November 30, 2012, for a further discussion of these and other risks and uncertainties applicable to our business.